UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 30, 2009

BEESTON ENTERPRISES LTD.

(Exact name of registrant as specified in its charter)

Nevada	333-103621	88-04360717
(State of Incorporation)	(Commission File No.)	(Tax ID No.)

247 SW 8TH Street, #122

Miami, FL 33130

 (Address of principal executive offices)

Registrant’s Telephone Number, including area code:  (305) 432-5232

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below).

[ ]  Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c)).

Section 1- Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On January 16, 2006, the Company entered into an Option Agreement (the “Agreement”) with Kranti Resources, Inc. (”Kranti”) under which Beeston granted Kranti the right to explore and develop mineral property located in the Clinton Mining Division of British Columbia, Canada, as described in the Agreement.  Kranti was also granted the option to acquire the property from us.  Under the terms of the Agreement, Kranti was required to incur certain expenditures towards mining operations, or to make equivalent cash payment.  On January 16, 2009, the Company entered into an amendment to the Agreement (the “1st Amendment”), under which we agreed to extend certain time periods under the Agreement in exchange for control over the allocation of the mining expense credits.  On June 22, 2009, the Company and Kranti entered into a 2nd Amendment to the Agreement under which we agreed to extend the time Kranti has to complete mining operations or make cash payments, under sub-paragraph 5.(c) of the Agreement in exchange for an increase in the amount of expenditures Kranti is required to make under the Agreement.  On December 30, 2009, the Company and Kranti entered into a 3rd Amendment to the Agreement under which we agreed to further extend time periods under section 5.(c) of the Agreement (as amended), in exchange for a further increase in expenditures as required under the Agreement  (as amended).

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit 10.1 – 3rd Amendment to Option Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Michael Upham

Michael Upham, President